                                                                    EXHIBIT 21.1

Subsidiaries                                          Jurisdiction
------------                                          ------------
Steel Heddle Mfg. Co.                                 Pennsylvania
Steel Heddle International, Inc.                      South Carolina
Heddle Capital Corp.                                  Delaware
Steel Heddle International, Ltd.                      Virgin Islands
Steel Heddle (Canada) Ltee/Ltd.                       Canada
Steel Heddle International de Mexico, S.A. de C.V.    Mexico
Steel Heddle Weaving Machine Accessories Co., Ltd.    China
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